AMANASU TECHNOLOGIES CORPORATION
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Pursuant  to  the  provisions  of  the  articles and By-Laws of the company, the following resolutions are passed as resolutions of the director, duly consented to in writing.

BE  IT  RESOLVED  THAT:

1.     Masafumi  Hata  is  appointed  Director  of  the  Company.
2. Charlie Lan hereby resigns from the positions of Director, Chairman, President, Chief Financial Officer, Secretary and Treasurer of the Company.
3. Masafumi Hata assumes the vacant positions of Chairman, President, Chief Financial Officer, Secretary and Treasurer of the Company.




Dated  :  this  15th  day  of  May,  2003.

/s/Masafumi  Hata
Director